Exhibit 99.1

FOR IMMEDIATE RELEASE:
Media Contact Information: Lori Gorski Phone: 781-622-1242	Investor Contact Information: Ken Apicerno Phone: 781-622-1111
E-mail: lori.gorski@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Announces Paul Meister to Retire
from the Board of Directors

WALTHAM, Mass. (April 10, 2007) - Thermo Fisher Scientific Inc. (NYSE: TMO) announced that Paul M. Meister, Chairman of the Board, and former Vice Chairman of Fisher Scientific International, has decided to not stand for re-election at the annual meeting of stockholders, scheduled for May 15, 2007. Fisher Scientific was acquired by Thermo Electron (now known as “Thermo Fisher Scientific”) on November 9, 2006.

Paul Meister commented: “I am delighted with the progress made to integrate the Thermo Electron and Fisher Scientific businesses. Marijn Dekkers and his team have been doing a superb job and he has my complete confidence. It has been a great personal privilege to be associated with this outstanding company.”

“I would like to thank Paul for his many years of service to Fisher Scientific, and more recently, Thermo Fisher Scientific,” said Marijn E. Dekkers, Chief Executive Officer of the Company. “I respect his decision, and wish him the best.”

The vacancy created by Mr. Meister’s retirement will be filled in accordance with the Company’s bylaws and other governance provisions. It is expected that a new director will be identified prior to, and take office at the time of, the upcoming annual meeting.

The Company also announced that, in anticipation of Mr. Meister’s retirement, Mr. Meister has relinquished his position as Chairman of the Board.

About Thermo Fisher Scientific
Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, enabling our customers to make the world healthier, cleaner and safer. With an annual revenue rate of more than $9 billion, we employ 30,000 people and serve over 350,000 customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental and industrial process control settings. Serving customers through two premier brands, Thermo Scientific and Fisher Scientific, we help solve analytical challenges from routine testing to complex research and discovery. Thermo Scientific offers customers a complete range of high-end analytical instruments as well as laboratory equipment, software, services, consumables and reagents to enable integrated laboratory workflow solutions. Fisher Scientific provides a complete portfolio of laboratory equipment, chemicals, supplies and services used in healthcare, scientific research, safety and education. Together, we offer the most convenient purchasing options to customers and continuously advance our technologies to accelerate the pace of scientific discovery, enhance value for customers and fuel growth for shareholders and employees alike. Visit www.thermofisher.com.